EXHIBIT 16.1




March 17, 1988



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Pioneer Natural Resources Company and, under the date of February 13, 1998, we reported on the consolidated financial statements of Pioneer Natural Resources Company and subsidiaries as of and for the years ended December 31, 1997 and 1996. On December 5, 1997, our appointment as principal accountants was terminated for periods after December 31, 1997. We have read Pioneer Natural Resources Company's statements included under Item 9 of Form 10-K, and we agree with such statements.

                                                  Very truly yours,



                                                  KPMG PEAT MARWICK LLP






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